SECURED NOTES EXCHANGE AND WAIVER AGREEMENT
Series A Convertible Preferred Shares and 2009 Secured Notes

This Secured Notes Exchange and Waiver Agreement (this "**Agreement**"), is made as of October 8, 2009, among China Cablecom Holdings, Ltd., a British Virgin Islands company (the "**Company**"), and the holders of certain secured promissory notes issued by the Company as of May 9, 2008 (each a "**Noteholder**" or collectively "**Noteholders**").

WHEREAS, the Company, pursuant to a Subscription Agreement dated May 9, 2008 ("**Secured Note Subscription Agreement**"), issued secured convertible promissory notes on May 9, 2008 in the principal amount of $36,000,000 due May 9, 2011 to the Noteholders ("**Secured Notes**");

WHEREAS, China Cablecom Ltd., a British Virgin Island company wholly-owned by the Company ("**CCL**"), pursuant to a certain Purchase Agreement dated September 20, 2007, issued unsecured non-convertible promissory notes in the principal amount of $11,000,000 due April 9, 2009 ("**Unsecured Notes**"), which Unsecured Notes are intended to be exchanged for "**2009 Unsecured Notes**" of the Company and the Company's Series A Preferred Shares (the "**Preferred Shares**") convertible into the Company's $.0005 par value Ordinary Shares (the "**Ordinary Shares**"), pursuant to an "**Unsecured Notes Exchange and Waiver Agreement**" (the "**Unsecured Notes Exchange Agreement**");

WHEREAS, the Company is seeking to raise $33,000,000 by issuing senior secured promissory notes ("**Senior Secured Notes**") and the Company's Series B Preferred Shares pursuant to the terms of a Subscription Agreement (the "**Senior Secured Subscription Agreement**") to purchasers of the Senior Secured Notes (the "**Subscribers**"), who will be granted a security interest senior to the security interest held by the holders of the Secured Notes; and

WHEREAS, as a condition to the issuance of the Senior Secured Notes, the Secured Notes will be cancelled and exchanged for secured notes ("**2009 Secured Notes**") in the form annexed hereto as **Exhibit A** in the aggregate principal amount of $18,000,000 and Preferred Shares, the Noteholders will waive certain rights relating to the Secured Notes and, among other terms, the holders of the 2009 Secured Notes will agree to subordinate the security interest granted to them to the superior security interest and rights granted to the holders of the Senior Secured Notes.

NOW, THEREFORE, in connection with the exchange of the Secured Notes for 2009 Secured Notes and Preferred Shares (the "**Exchange**"), the Company and Noteholders, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Closing Date.

(a) The "**Closing Date**" shall be the date that all conditions set forth in Sections 1(b) and 1 (c) hereof are satisfied, or otherwise waived in accordance with the terms of this Agreement. The consummation of the transactions contemplated herein (the "**Closing**") shall take place at the offices of Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, upon the satisfaction or waiver of all conditions to closing set forth in this Agreement. Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, each Noteholder shall receive and the Company shall issue to each Noteholder a 2009 Secured Note in the Principal Amount designated on its signature page hereto and Preferred Shares as described in Section 2 of this Agreement in the amount set forth on its signature page hereto, in exchange for each such Noteholder's Secured Note. The outstanding principal and interest of the surrendered Secured Notes shall thereby be extinguished in full and be allocated to the 2009 Secured Note and Preferred Shares in the amounts set forth on **Schedule 1(a)** hereto.

(b) The obligation of the Company to issue the 2009 Secured Notes to the Noteholders is subject to the satisfaction, at or before the Closing Date, of each of the following conditions (unless the failure of such condition shall be due to the failure of the Company to perform or observe its covenants and agreements set forth in the Transaction Documents (as defined in Section 5(c)) to which it is a party):

(i) The transactions contemplated under the Senior Secured Subscription Agreement and Unsecured Notes Exchange Agreement shall have been consummated prior to or contemporaneously with the Closing hereunder;

(ii) All Noteholders shall have executed and delivered this Agreement to the Company;

(iii) The Noteholders shall have delivered the Secured Notes to Escrow Agents, LLC (the "**Escrow Agent**") to be held pursuant to the terms of an Escrow Agreement annexed hereto as **Exhibit B**;

(iv) the Collateral Agent (as defined in Section 3) shall have executed and delivered to the Company the Security Agreement (as defined in Section 3);

(v) each Noteholder, holder of Unsecured Notes, Subscriber and the Collateral Agent shall have executed and delivered to the Company the Intercreditor Agreement;

(vi) each Noteholder and Subscriber and the Collateral Agent shall have executed and delivered to each other the Collateral Agent Agreement (as defined in Section 3); and

(vii) the Amended and Restated Memorandum of Association (as defined in Section 2) shall have been filed with the Registrar of Corporate Affairs in the British Virgin Islands and be effective.

(c) The obligation of the Noteholders to exchange the Secured Notes for the 2009 Secured Notes and Preferred Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions (unless the failure of such condition shall be due to the failure of the Noteholders to perform or observe their respective covenants and agreements set forth in the Transaction Documents to which it is a party):

(i) each of the Company and Collateral Agent shall have executed and delivered to the counterparties thereto each Transaction Document to which it is a party;

(ii) each holder of Unsecured Notes, each Subscriber and the Collateral Agent shall have executed and delivered to the Noteholders the Intercreditor Agreement;

(iii) each Subscriber shall have executed and delivered to the Noteholders the Collateral Agent Agreement;

(iv) the Amended and Restated Memorandum of Association shall have been filed with the Registrar of Corporate Affairs in the British Virgin Islands and be effective; and

(v) The Company shall have delivered to the Escrow Agent 2009 Secured Notes and Preferred Shares certificates in the amounts set forth on **Schedule 1(a)** hereto.

2. Preferred Shares. On the Closing Date, the Company shall issue to the Noteholders, in the aggregate, Preferred Shares convertible into 50,402,082 Ordinary Shares ("**Conversion Shares**") representing in the aggregate approximately 50.7% of the Ordinary Shares of the Company issued and

outstanding immediately following the Closing on a fully-diluted basis (not including out of the money warrants and Broker's Warrants as described on **Schedule 2**) after giving effect to the issuance of the Senior Secured Notes, the closing under the Unsecured Notes Exchange Agreement and the consummation of the transactions described in this Agreement. The Preferred Shares will be convertible into Ordinary Shares on a one-for-one basis on the terms and conditions set forth in this Agreement and the Amended and Restated Memorandum of Association of the Company annexed hereto as **Exhibit D** (the "**Amended and Restated Memorandum of Association**"). Each Noteholder shall receive a 2009 Secured Note in the principal amount set forth on **Schedule 1(a)** and its **Pro Rata Portion** (defined below) of the Preferred Shares to be issued upon Closing. "**Pro Rata Portion**" shall be the principal amount of the Secured Note exchanged by a Noteholder pursuant to this Agreement relative to the aggregate principal amount of all Secured Notes immediately before the Closing.

3. Security Interest; Guaranty. A collateral agent ("**Collateral Agent**") for the benefit of the Noteholders will be granted a security interest in certain assets of the Company, including all shares in CCL registered in the name of the Company, for the benefit of the Noteholders, which security interest will be memorialized in a "**Security Agreement**," in the form annexed hereto as **Exhibit E.** CCL will guarantee the Company's obligations under the Transaction Documents (as defined in Section 5(c).Such guaranty will be memorialized in a "**Subsidiary Guaranty**", the form of which is annexed hereto as **Exhibit F**. The Company is obtaining the agreement of all of the holders of Unsecured Notes to be subordinate to the 2009 Secured Notes and Senior Secured Notes. This agreement will be memorialized in an **Intercreditor Agreement**, the form of which is annexed hereto as **Exhibit G** (the "Intercreditor Agreement"). The Company, CCL and holders of the 2009 Unsecured Notes and 2009 Secured Notes will execute and deliver such other agreements, documents and financing statements reasonably requested by the holders of Senior Secured Notes, which will be filed at the Company's expense with the jurisdictions, states and counties designated by the holders of the Senior Secured Notes. The Company will also execute all such documents reasonably necessary in the opinion of the Noteholders to memorialize and further protect the security interest described herein. In connection with the Closing, the Noteholders will execute and deliver an "**Collateral Agent Agreement**," a form of which is annexed hereto as **Exhibit H**.

4. Noteholder Representations and Warranties. Each Noteholder hereby represents and warrants to and agrees with the Company only as to such Noteholder that:

(a) Organization and Standing of the Noteholders. If such Noteholder is an entity, such Noteholder is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its assets and to carry on its business.

(b) Authorization and Power. Such Noteholder has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents and to acquire the 2009 Secured Note and Preferred Shares being issued to it hereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Noteholder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership actions, and no further consent or authorization of such Noteholder or its board of directors, stockholders, partners, or members, as the case may be, is required. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by such Noteholder and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Noteholder enforceable against such Noteholder in accordance with the terms hereof and thereof, as the case may be.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by such Noteholder of the transactions contemplated hereby and thereby or relating hereto and thereto do not and will not (i) result in a violation of

such Noteholder's charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Noteholder is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Noteholder or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Noteholder). Such Noteholder is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents or to acquire the 2009 Secured Note, Preferred Shares and Conversion Shares (collectively, the "**Securities**") in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Noteholder is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d) Information on Company. Such Noteholder has been furnished with or has had access at the EDGAR Website of the Securities and Exchange Commission (the "**Commission**") to the Company's Form 20-F filed on July 15, 2009, and the financial statements included therein, together with all prior filings made with the Commission available at the EDGAR website (hereinafter referred to collectively as the "Reports"). In addition, such Noteholder may have received in writing from the Company such other information concerning its operations, financial condition and other matters as such Noteholder has requested in writing, identified thereon as OTHER WRITTEN INFORMATION (such other information is collectively, the "Other Written Information"), and considered all factors such Noteholder deems material in deciding on the advisability of investing in the Securities. The Noteholder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and to receive answers thereto concerning the Company and the transactions contemplated herein. Noteholder does not acknowledge that any of such information is material non-public information.

(e) Information on Noteholder. Such Noteholder is, and will be on the Closing Date and at the time of the conversion of the Preferred Shares, an "accredited investor" as such term is defined in Regulation D under the 1933 Act or a "qualified institutional buyer" as such term is defined in Rule 144A promulgated by the Commission under the Securities Act of 1933 as amended (as so amended, the "**1933 Act**"), is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Noteholder to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Such Noteholder has the authority and is duly and legally qualified to purchase and own the Securities. Such Noteholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The Noteholder will complete and deliver to Chardan Capital Markets LLC (the "**Broker**"), in its capacity as placement agent for the Company in connection with the transactions contemplated hereby, at or before Closing, an Investor Questionnaire, the form of which is annexed hereto as **Exhibit I**.

(f) Purchase of 2009 Secured Notes and Preferred Shares. On the Closing Date, Noteholder will acquire the 2009 Secured Notes and Preferred Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g) Compliance with Securities Act. Such Noteholder understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of such Noteholder contained herein), and that such

Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(h) 2009 Secured Notes and Shares Legend. The 2009 Secured Notes, the Conversion Shares and the Ordinary Shares issuable as Interest Shares (as defined in the 2009 Secured Notes) shall bear the following or similar legend:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

(i) Preferred Shares Legend. The Preferred Shares shall bear the following legend:

"NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. "

(j) Communication of Offer. The offer to sell the Securities was directly communicated to such Noteholder by the Company. At no time was such Noteholder presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k) Authority; Enforceability. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Noteholder and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Noteholder (if an entity) has full corporate power and authority necessary to enter into this Agreement and

such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Noteholder relating hereto.

(l) Restricted Securities. Such Noteholder understands that the Securities have not been registered under the 1933 Act and such Noteholder will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or Noteholder provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the Securities may be sold pursuant to (A) Rule 144 promulgated under the 1933 Act, or (B) Rule 144A promulgated under the 1933 Act, in each case following the applicable holding period set forth therein. Notwithstanding anything to the contrary contained in this Agreement, such Noteholder may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that such Affiliate is an "accredited investor" or a "qualified institutional buyer" under Rule 144A and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an "Affiliate" of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity and Subsidiaries (as defined in Section 5(a)). For purposes of this definition, "control" means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(m) No Governmental Review. Such Noteholder understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(n) Correctness of Representations. Such Noteholder represents as to such Noteholder that the foregoing representations and warranties are true and correct as of the date hereof and, unless such Noteholder otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date.

(o) IRS Form W-8 or W-9. Such Noteholder shall provide to the Company, on the Closing Date, an IRS Form W-8 or W-9, as applicable.

(p) Survival. The foregoing representations and warranties shall survive the Closing Date for a period of four years.

5. Company Representations and Warranties. Except as set forth in the Other Written Information, the Company represents and warrants to and agrees with each Noteholder and the Broker that:

(a) Due Incorporation. The Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its properties and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, prospects, properties or business of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Subsidiary" means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture, variable interest entity or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture, variable interest entity or

other entity, the beneficial interest in such trust, estate, association or other business entity is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity. The Company's direct and indirect Subsidiaries as of the Closing Date and the Company's ownership interest in such Subsidiaries is set forth in the Reports.

(b) Outstanding Stock. All issued and outstanding shares of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

(c) Authority; Enforceability. This Agreement, the 2009 Secured Notes, the Preferred Shares, Security Agreement, Subsidiary Guaranty, Collateral Agent Agreement, the Escrow Agreement, Amended and Restated Memorandum of Association, and any other agreements delivered together with this Agreement or in connection herewith (collectively "**Transaction Documents**") to which the Company or a Subsidiary is a party have been duly authorized, executed and delivered by the Company and Subsidiaries (as applicable) and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d) Additional Issuances. There are no outstanding agreements or preemptive or similar rights affecting the Company's Ordinary Shares or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any Ordinary Shares or equity of the Company or Subsidiaries or other equity interest in the Company except as described on **Schedule 5(d)**. The Ordinary Shares of the Company on a fully diluted basis outstanding as of immediately prior to the Closing are set forth on **Schedule 5(d)**.

(e) Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, the Nasdaq Capital Market or the Company's shareholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, which consent has not been obtained as of the Closing Date. The Transaction Documents and the Company's performance of its obligations thereunder has been approved by the Company's Board of Directors in accordance with the Company's Articles and Memorandum of Association and applicable law. Any such qualifications and filings will, in the case of qualifications, be effective upon Closing and will, in the case of filings, be made within the time prescribed by law. Under the Regulations on the Acquisitions by Foreign Investors of Domestic Enterprises jointly promulgated by the PRC Ministry of Commerce ("**MOFCOM**"), the China Securities Regulatory Commission ("**CSRC**"), the State Owned Assets Supervision and Management Commission, the General Administration of Taxation and the State Administration of Foreign Exchange in effect on the Closing Date, neither the Company nor any Subsidiary is required, as of the date of this Agreement and as of the Closing, to obtain any approvals of the CSRC in connection with the transactions contemplated by the Transaction Documents. No further approval by, or registration or filing with State Administration of Foreign Exchange ("**SAFE**") other than typical SAFE foreign exchange processing procedural registrations are expressly required under the current effective and applicable governing regulations for matters including but not limited to the payment by any Subsidiary of dividends to the Company in foreign currency, such as U.S. Dollars. The Company has or will have obtained or made all necessary consents, approvals, registrations and filings with relevant governmental authorities in the PRC on or before the Closing Date in accordance with the then effective and applicable PRC regulations to complete the transactions contemplated in the Transaction Documents, except as would not have a Material Adverse Effect.

(f) No Violation or Conflict. Assuming the representations and warranties of the Noteholders in Section 4 are true and correct, neither the issuance and sale of the Securities nor the

performance of the Company's obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Amended and Restated Memorandum and Articles of Association, charter or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii) result in the creation or imposition of any Lien (as defined in Section 9(o)(i)), charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates other than Permitted Liens; or

(iii) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company; or

(iv) result in the triggering of any registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g) The Securities. The Securities upon issuance:

(i) are, or will be, free and clear of any security interests, Liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii) have been, or will be, duly and validly authorized and on the date of issuance of the Conversion Shares and the Preferred Shares, the Conversion Shares and Preferred Shares will be duly and validly issued, fully paid and non-assessable;

(iii) will not have been issued or sold in violation of any pre-emptive or other similar rights of the holders of any securities of the Company;

(iv) will not subject the holders thereof to personal liability by reason of being such holders provided Noteholder's representations herein are true and accurate and Noteholders take no actions contrary to, or fail to take, any actions required to be taken by the Noteholders pursuant to this Agreement for their purchase of the Securities to be in compliance with all applicable laws and regulations; and

(v) assuming the representations and warranties of the Noteholders as set forth in Section 4 hereof are true and correct and Noteholders take no actions contrary to, or fail to take, any actions required to be taken by the Noteholders pursuant to this Agreement for their purchase of the Securities to be in compliance with all applicable laws and regulations, will not result in a violation of Section 5 under the 1933 Act.

(h) Litigation. Except as set forth on **Schedule 5(h)**, there is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court,

governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents. Except as disclosed on **Schedule 5(h)**, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i) No Market Manipulation. The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Ordinary Shares to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(j) Information Concerning Company. The Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Since the date of the most recent audited financial statements included in the Reports except as modified in the Other Written Information or in the Schedules hereto, there has been no Material Adverse Effect on the Company's business, financial condition or affairs. The Reports and Other Written Information do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances when made.

(k) Solvency. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the 2009 Secured Notes hereunder, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; and (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(l) Defaults. The Company is not in violation of its Amended and Restated Memorandum and Articles of Association. Except as set forth on **Schedule 5(l)**, the Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) not in violation of any statute, rule or regulation of any governmental or regulatory authority which violation would have a Material Adverse Effect.

(m) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions. No prior offering will impair the exemptions relied upon in the Exchange or the Company's ability to timely comply with its obligations under the Transaction Documents. Neither the Company nor any of its Affiliates will take any action or conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities

that would impair the exemptions relied upon in the Exchange or the Company's ability to timely comply with its obligations under the Transaction Documents.

(n) No General Solicitation. Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o) No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company businesses or which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, that are not disclosed in the Reports.

(p) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(q) Capitalization. The authorized and outstanding shares of the Company and Subsidiaries as of the date of this Agreement and the Closing Date (not including the Securities) are set forth on **Schedule 5(d)**. Except as set forth on **Schedule 5(d)**, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company or any of its Subsidiaries. The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company is described on **Schedule 5(d)**.

(r) Dilution. The Company's executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities may have a potential dilutive effect on the equity holdings of other holders of the Company's equity or rights to receive equity of the Company. The board of directors of the Company has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue Ordinary Shares upon conversion of the Preferred Shares and as Interest Shares (as defined in the 2009 Secured Notes) is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company or parties entitled to receive equity of the Company.

(s) No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(t) Investment Company. The Company is not an "investment company" required to register under the Investment Company Act of 1940, as amended.

(u) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(v) Reporting Company. The Company is a publicly-held company subject to reporting obligations pursuant to Section 13a-16 or 15d-16 of the Securities Exchange Act of 1934, as amended (the "**1934 Act**") and has a class of Ordinary Shares registered pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

(w) Listing. The Company's Ordinary Shares are listed on the Nasdaq Capital Market under the symbol CABL. The Company has not received any oral or written notice that the Ordinary Shares are not eligible nor will become ineligible for listing on the Nasdaq Capital Market nor that the Ordinary Shares nor any of its publicly traded securities do not meet all requirements for the continuation of such listing. The Company satisfies all the requirements for the continued listing of the Ordinary Shares and other trading securities on the Nasdaq Capital Market.

(x) DTC Status. The Company's transfer agent is a participant in, and the Ordinary Shares are eligible for transfer pursuant to, the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email address of the Company transfer agent is set forth on Schedule 5(x) hereto.

(y) Company Predecessor and Subsidiaries. The Company makes each of the representations contained in Sections 5(a), (b), (c), (d), (e), (f), (h), (j), (l), (o), (p), (q), (s), (t) and (u) of this Agreement, as the same may relate to each Subsidiary of the Company. All representations made by or relating to the Company of a historical or prospective nature and all undertakings described in Sections 9(g) through 9(l) shall relate, apply and refer to the Company and its predecessors. The Company represents that it owns the equity of the Subsidiaries and rights to receive equity of the Subsidiaries, free and clear of all liens, encumbrances and claims, except for Permitted Liens and as set forth on Schedule 5(d). No person or entity other than the Company has the right to receive any equity interest in the Subsidiaries except as disclosed in the Reports or as set forth on **Schedule 5(y)**.

(z) Seniority. As of the Closing Date, except for the Senior Secured Notes, no indebtedness or other claim against the Company is senior to the 2009 Secured Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(AA) Correctness of Representations. The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Noteholders prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date in which case such representation or warranty shall be true as of such date.

(BB) Survival. The foregoing representations and warranties shall survive the Closing Date for a period of four years.

6. Regulation D Offering/Legal Opinion. The offer and issuance of the Securities to the Noteholders is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder. On the Closing Date, the Company will provide one or more opinions reasonably acceptable to the Noteholders from the Company's legal counsel opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by Noteholders. Forms of the legal opinions are annexed hereto as Exhibit J1 and Exhibit J2. The Company will provide, at the Company's expense, such other legal opinions, if any, as are reasonably necessary in each Noteholder's opinion for the issuance and resale of the 2009 Secured Notes and Preferred Shares and the

Ordinary Shares issuable upon conversion of the Preferred Shares pursuant to an exemption from registration.

7.1. Conversion of Preferred Shares.

(a) Upon the conversion of Preferred Shares, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue share certificates in the name of Noteholder (or its permitted assignee or nominee) or such other persons as designated by Noteholder and in such denominations to be specified at conversion representing the number of Ordinary Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Ordinary Shares and that the certificates representing such shares shall contain no legend other than the legend set forth in Section 4(h). In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Company will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend (indefinitely, if pursuant to Rule 144(b)(1)(i) of the 1933 Act, or for ninety (90) days if pursuant to the other provisions of Rule 144 of the 1933 Act, provided that Noteholder delivers all reasonably requested representations in support of such opinion).

(b) A Noteholder will give notice of its decision to exercise its right to convert the Preferred Shares by telecopying, or otherwise delivering a completed Notice of Conversion (a form of which is annexed as **Exhibit K** hereto) to the Company via confirmed telecopier transmission or otherwise pursuant to Section 12(a) of this Agreement. Such Noteholder will not be required to surrender the Preferred Shares until all such Noteholder's Preferred Shares have been converted. Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof by 5 PM Eastern Time ("ET") (or if received by the Company after 5 PM ET then the next business day) shall be deemed a "**Conversion Date**." The Company will itself or cause the Company's transfer agent to transmit the Ordinary Shares certificates representing the Conversion Shares issuable upon conversion of the Preferred Shares to such Noteholder via express courier for receipt by such Noteholder within three (3) business days after the Notice of Conversion is given by the Noteholder (such third day being the "**Delivery Date**"). In the event the Shares are electronically transferable and the Shares are freely transferable under the 1933 Act, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Noteholder. In the event fewer than all of a Noteholder's Preferred Shares have been converted, a replacement Preferred Share certificate will be provided by the Company to such Noteholder if requested by Noteholder, provided such Noteholder delivers the original Preferred Share certificate to the Company. In the event that a Noteholder elects not to or is unable to surrender its original Preferred Share certificate to the Company for reissuance upon conversion of any Preferred Shares, such Noteholder hereby indemnifies the Company against any and all loss or damages attributable to a third party claim attributable to such Preferred Share certificate.

(c) The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 7.1 hereof, later than the Delivery Date could result in economic loss to the Noteholder. As compensation to a Noteholder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to such Noteholder for late issuance of Conversion Shares in the form required pursuant to Section 7.1 hereof upon conversion of the Preferred Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of the Attributed Value of the Ordinary Shares which are not timely delivered. The "**Attributed Value**" of an Ordinary Share (or Conversion Share or Unlegended Share, as used elsewhere in this Agreement) shall be equal to the lower of (i) the closing price of the Ordinary Shares on the primary trading market for such Ordinary Shares (the "**Primary Market**") on the trading day immediately preceding the date of determination, and (ii) the average of the closing prices on the Primary Market on the ten trading days immediately preceding such date. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in

addition to any other remedies which may be available to the Noteholder, in the event that the Company fails for any reason to effect delivery of the Conversion Shares within seven (7) business days after the Delivery Date, such Noteholder will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and such Noteholder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

7.2. Injunction Posting of Bond. In the event a Noteholder shall elect to convert Preferred Shares, the Company may not refuse conversion for any reason unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Preferred Shares shall have been sought and obtained by the Company, and the Company has posted a surety bond for the benefit of such Noteholder in the amount of 100% of the aggregate Attributed Value of the Conversion Shares issuable upon conversion of the Preferred Shares, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Noteholder to the extent Noteholder obtains judgment in Noteholder's favor.

7.3. Buy-In. In addition to any other rights available to a Noteholder, if the Company fails to deliver to a Noteholder such Conversion Shares issuable upon conversion of Preferred Shares by the Delivery Date and if after seven (7) business days after the Delivery Date such Noteholder or a broker on such Noteholder's behalf purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such Noteholder of the Ordinary Shares which such Noteholder was entitled to receive upon such conversion (a "**Buy-In**"), then the Company shall promptly pay in cash to such Noteholder (in addition to any remedies available to or elected by the Noteholder) the amount by which (A) such Noteholder's total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate Attributed Value of the Conversion Shares issuable upon conversion of the Preferred Shares for which such conversion was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Noteholder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Attributed Value of the Conversion Shares issuable upon conversion of Preferred Shares, the Company shall be required to pay such Noteholder $1,000 plus interest. Such Noteholder shall provide the Company written notice and evidence indicating the amounts payable to such Noteholder in respect of the Buy-In.

7.4. Redemption. The 2009 Secured Notes and Preferred Shares shall not be cancelable, redeemable or callable by the Company except as described in the 2009 Secured Notes and Amended and Restated Memorandum of Association.

7.5. Maximum Conversion. Noteholder shall not be entitled to convert on a Conversion Date that amount of Preferred Shares nor may the Company make any payment including principal, interest, or liquidated or other damages by delivery of Conversion Shares in connection with that number of Conversion Shares which would be in excess of the sum of (i) the number of shares of Ordinary Shares beneficially owned by Noteholder and its Affiliates on a Conversion Date or payment date, and (ii) the number of Conversion Shares issuable upon the conversion of Preferred Shares with respect to which the determination of this provision is being made on a calculation date, which would result in beneficial ownership by Noteholder and its Affiliates of more than 4.99% of the outstanding shares of Ordinary Shares of the Company on such Conversion Date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Noteholder shall not be limited to aggregate conversions of only 4.99% and aggregate conversions by the Noteholder may exceed 4.99%. The Noteholder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company. Noteholder may allocate which of the equity of the

Company deemed beneficially owned by Noteholder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

8. Broker. The Company on the one hand, and each Noteholder (for himself only) on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons other than the Broker, claiming brokerage commissions, finder's fees or due diligence fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby or in connection with any investment in the Company at any time, whether or not such investment was consummated and arising out of such party's actions. The Company represents that there are no parties entitled to receive fees, commissions, due diligence fees, or similar payments in connection with the Exchange except for same payable to the Broker in connection with the offer and sale of the Senior Secured Notes.

9. Covenants of the Company. The Company covenants and agrees with the Noteholders as follows:

(a) Stop Orders. The Company will advise the Noteholders, within twenty-four hours after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Securities or Ordinary Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose. The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Noteholder.

(b) Listing/Quotation. The Company shall promptly secure the quotation or listing of the Ordinary Shares comprising the Conversion Shares upon each national securities exchange, or automated quotation system upon which they are or become eligible for quotation or listing (subject to official notice of issuance) and shall maintain same so long as any Preferred Shares and Conversion Shares are outstanding. The Company will maintain the quotation or listing of its Ordinary Shares on the NYSE Amex, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, OTC Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Ordinary Shares, the "**Principal Market**"), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. Subject to the requirements of Section 9(n), the Company will provide the Noteholders copies of all notices it receives notifying the Company of the threatened and actual delisting of the Ordinary Shares from any Principal Market. As of the date of this Agreement and the Closing Date, the Nasdaq Capital Market is and will be the Principal Market.

(c) Market Regulations. If required, the Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Noteholders and promptly provide copies thereof to the Noteholders.

(d) Filing Requirements. From the date of this Agreement and until the latest to occur of (i) four (4) years after the Closing Date, (ii) the 2009 Secured Notes are no longer outstanding, or (iii) the Preferred Shares are no longer outstanding (the date of such latest occurrence being the "End Date"), the Company will (A) cause the Ordinary Shares to continue to be registered under Section 12(b) or 12(g) of the 1934 Act, (B) comply in all respects with its reporting and filing obligations under the 1934 Act, and (C) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of stock registered pursuant to Section 12(g) of the 1934 Act, if the Company is not subject to such reporting requirements. The Company will use its best efforts not to take any action or file any document (whether or

not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under said acts until the End Date. Until the End Date, the Company will continue the listing or quotation of the Ordinary Shares on a Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market. The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and to provide a copy thereof to each Noteholder promptly after such filing.

(e) Reservation. Prior to the Closing, the Company undertakes to reserve, pro rata, on behalf of each holder of Preferred Shares, from its authorized but unissued Ordinary Shares, a number of Ordinary Shares equal to the maximum amount of Ordinary Shares issuable upon conversion of all the Preferred Shares issuable pursuant to Section 2 above. Failure to have sufficient shares reserved pursuant to this Section 9(e) at any time shall be a material default of the Company's obligations under this Agreement and an Event of Default under the 2009 Secured Note.

(f) DTC Program. Until the End Date, the Company will employ as the transfer agent for its Ordinary Shares a participant in the Depository Trust Company Automated Securities Transfer Program.

(g) Taxes. From the date of this Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(h) Insurance. From the date of this Agreement and until the End Date, the Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company's line of business and location, in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than one hundred percent (100%) of the insurable value of the property insured less reasonable deductible amounts; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and located and to the extent available on commercially reasonable terms.

(i) Books and Records. From the date of this Agreement and until the End Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(j) Governmental Authorities. From the date of this Agreement and until the End Date, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(k) Intellectual Property. From the date of this Agreement and until the End Date, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business, unless it is sold for value.

(l) Properties. From the date of this Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and

improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(m) Confidentiality/Public Announcement. From the date of this Agreement and until the End Date, the Company agrees that except in connection with a Form 6-K or a registration statement or statements regarding the Noteholders' securities or in correspondence with the SEC regarding same, it will not publicly or privately disclose the identity of the Noteholders unless expressly agreed to in writing by a Noteholder or only to the extent required by law and then only upon five days prior notice to Noteholder. In any event and subject to the foregoing, the Company undertakes to file a Form 6-K describing the Exchange not later than the fourth business day after the Closing Date. Prior to filing, such Form 6-K will be provided to Noteholders for their review and approval, acting reasonably. The Company will specifically disclose in the Form 6-K the amount of Ordinary Shares outstanding immediately after the Closing. **In the event that the Company believes that a notice or communication to a Noteholder contains material, nonpublic information, relating to the Company or Subsidiaries, the Company shall so indicate to such Noteholder prior to delivery of such notice or information. Noteholder will be granted sufficient time to notify the Company that Noteholder elects not to receive such information. In such case, the Company will not deliver such information to Noteholder. In the absence of any such indication, such Noteholder shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or its Subsidiaries.**

(n) Non-Public Information. The Company covenants and agrees that except for the Reports, Other Written Information and schedules and exhibits to this Agreement and any other disclosure required under the Transaction Documents, neither it nor any other person acting on its behalf has nor will at any time provide any Noteholder or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Noteholder shall have agreed in writing to accept such information. The Company understands and confirms that each Noteholder shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(o) Negative Covenants. So long as a 2009 Secured Note is outstanding, without the consent of the Noteholders, which consent will not be unreasonably withheld or delayed, and except as set forth on **Schedule 9(o)**, or in connection with the Senior Secured Notes, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

(i) create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a "**Lien**") upon any of its property, whether now owned or hereafter acquired except for: (A) Liens in connection with the obligations represented by the Senior Secured Notes, the 2009 Secured Notes or the Excepted Issuances (as defined in Section 11.4) and the agreements executed in connection therewith, and (B) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers', warehousemen's, mechanics', material men's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of the

Company's business up to the amount of the purchase price of such property; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (A) and (B)(a) through (f), a "**Permitted Lien**");

(ii) amend its Amended and Restated Memorandum and Articles of Association so as to materially and adversely affect any rights of the Noteholder;

(iii) repay, repurchase, redeem or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Ordinary Shares, Preferred Shares, or other equity securities other than to the extent permitted or required under the Transaction Documents;

(iv) except as described in the Reports, engage in any transactions with any officer, director, employee or any Affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 other than (A) for payment of salary, or consulting fees for services rendered, (B) reimbursement for expenses incurred on behalf of the Company, and (C) for other employee benefits, including stock option agreements under any stock option plan of the Company; or

(v) prepay or redeem any financing related debt or past due obligations outstanding as of the Closing Date, other than the transactions contemplated by the Unsecured Notes Exchange Agreement, this Agreement and/or the Senior Secured Subscription Agreement and any documents entered into in connection with any of the foregoing.

(p) Offering Restrictions. For so long as the 2009 Secured Notes are outstanding, the Company will not enter into any Equity Line of Credit or similar agreement, nor issue nor agree to issue any floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with price reset rights (collectively, the "**Variable Rate Restrictions**"). For purposes hereof, "**Equity Line of Credit**" shall include any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to "put" its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, and "**Variable Priced Equity Linked Instruments**" shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive Ordinary Shares either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Ordinary Shares at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company's Ordinary Shares since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in Ordinary Shares which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Ordinary Shares at any time after the initial issuance of such debt or equity security (whether or not such payments in shares are subject to certain equity conditions).

(q) Notices. For so long as the Noteholders hold any Securities, the Company will maintain a United States fax number for notice purposes under the Transaction Documents.

10.1 Covenants of the Company Regarding Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend the Noteholders, the Noteholders' officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense,

liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Noteholder or any such person which results, arises out of or is based upon (i) any material misrepresentation by the Company or breach of any representation or warranty by the Company in this Agreement or in any Exhibits or Schedules attached hereto, or any other Transaction Document; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Noteholder relating hereto.

10.2 Covenants of Noteholders/Short Sales After the Date Hereof. Each Noteholder severally and not jointly with the other Noteholders covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period after the date of this Agreement and ending at the time that the transactions contemplated by this Agreement are first publicly announced. For purposes of this Agreement, the term "Short Sales" shall include all "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act. Each Noteholder, severally and not jointly with the other Noteholders, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Noteholder will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Each Noteholder understands and acknowledges, severally and not jointly with any other Noteholder, that the SEC currently takes the position that coverage of short sales of shares of the Common Stock "against the box" prior to the Effective Date of the Registration Statement with respect to the Securities is a violation of Section 5 of the 1933 Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, in the case of a Noteholder that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Noteholder's assets and the portfolio manager has no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Noteholder's assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by the Agreement. Upon delivery by the Company to Noteholder after the Closing Date of any notice or information, in writing, electronically or otherwise, and while a Note or Preferred Shares are owned by Noteholder, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or Subsidiaries, the Company shall within one business day after any such delivery publicly disclose such material, nonpublic information on a Report on Form 6-K or otherwise. In the event that the Company believes that a notice or communication contains material, nonpublic information, relating to the Company or Subsidiaries, the Company shall so indicate to the Noteholder contemporaneously with delivery of such notice or information. In the absence of any such indication, the Noteholder shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or Subsidiaries.

11.1 Delivery of Unlegended Shares.

(a) Within three (3) business days (such third business day being the "**Unlegended Shares Delivery Date**") after the business day on which the Company has received (i) a notice that Conversion Shares held by a Noteholder have been sold pursuant to Rule 144 under the 1933 Act ("**Rule 144**"), (ii) a representation by such Noteholder that the requirements of Rule 144, as applicable to such Noteholder and if required, have been satisfied, (iii) the original share certificates representing the Conversion Shares that have been sold, and (iv) customary representation letters of the Noteholder and, if required, Noteholder's broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Noteholder) an appropriate instruction and opinion of such counsel, directing the delivery of Ordinary Shares without any legends including the legend set forth in Section 4(i) above (the "**Unlegended Shares**"); and (z) cause the transmission of the certificates representing the Unlegended Shares

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together with a legended certificate representing the balance of the submitted shares certificate, if any, to the Noteholder at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date. The Company hereby agrees that as of the date of this Agreement and in reliance on the rules and regulations in effect on the date of this Agreement, for purposes of Rule 144, the holding period of the Securities tacks onto the holding period of the Secured Note.

(b) In lieu of delivering physical certificates representing the Unlegended Shares, upon request of a Noteholder, so long as the certificates therefor do not bear a legend and the Noteholder is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Noteholder's prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, if such transfer agent participates in such DWAC system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c) The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 11.1 hereof later than the Unlegended Shares Delivery Date could result in economic loss to a Noteholder. As compensation to a Noteholder for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Noteholder for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price or Attributed Value, as the case may be, of the Unlegended Shares subject to the delivery default. If during any 360 day period, the Company fails to deliver Unlegended Shares as required by this Section 11.1 for an aggregate of thirty (30) days, then each Noteholder or assignee holding Conversion Shares subject to such default may, at its option, require the Company to redeem all or any portion of the Conversion Shares subject to such default at a price per share equal to the greater of (i) 120%, or (ii) a fraction in which the numerator is the highest closing price of the Ordinary Shares during the aforedescribed thirty day period and the denominator of which is the lowest Attributed Value per Ordinary Share during such thirty day period, multiplied by the Attributed Value per Ordinary Share issuable upon conversion of the Preferred Shares. The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(d) In addition to any other rights available to a Noteholder, if the Company fails to deliver to a Noteholder Unlegended Shares as required pursuant to this Agreement, and Amended and Restated Memorandum of Association and the Noteholder or a broker on the Noteholder's behalf consummates a Buy-In, then the Company shall promptly pay in cash to the Noteholder (in addition to any remedies available to or elected by the Noteholder) the amount by which (A) the Noteholder's total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate Attributed Value of the Ordinary Shares delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Noteholder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of Attributed Value of Ordinary Shares delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Noteholder $1,000, plus interest. The Noteholder shall provide the Company written notice indicating the amounts payable to the Noteholder in respect of the Buy-In.

(e) In the event a Noteholder shall request delivery of Unlegended Shares as described in Section 11.1 and the Company is required to deliver such Unlegended Shares pursuant to Section 11.1, the Company may not refuse to deliver Unlegended Shares for any reason, unless an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company, and the Company has posted a surety bond for the benefit of such Noteholder in the amount of 100% of the amount of the aggregate Attributed Value of the Ordinary Shares which are subject to the injunction or temporary restraining order,

which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Noteholder to the extent Noteholder obtains judgment in Noteholder's favor.

11.2. 144 Default. Commencing six months after the Closing Date, in the event Noteholder is not permitted to sell any Conversion Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Noteholder of Rule 144(b)(1) under the 1933 Act or any successor rule (a "**144 Default**"), for any reason except for Noteholder's status as an Affiliate or "control person" of the Company or a change in current applicable securities laws, then the Company shall pay such Noteholder as liquidated damages and not as a penalty an amount equal to two percent (2%) for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) thereafter of the aggregate Attributed Value of the Conversion Shares issuable upon conversion of the Preferred Shares which Conversion Shares and/or Preferred Shares are owned by the Noteholder during the pendency of the 144 Default.

11.3 Piggy-Back Registrations. If at any time until twenty-four months after the Closing Date there is not an effective registration statement covering all of the Ordinary Shares issuable upon conversion of the Preferred Shares (collectively such Ordinary Shares are the "**Registrable Securities**") and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, including on Form S-4 (as promulgated under the 1933 Act) or its then equivalent form but excluding Form S-8, then the Company shall send to each holder of any of the Securities written notice of such determination and, if within fifteen calendar days after receipt of such notice, any such holder shall so request in writing, the Company shall include in such registration statement all or any part of the Registrable Securities such holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights. The obligations of the Company under this Section may be waived by any holder of any of the Registrable Securities entitled to registration rights under this Section 11.3. The holders whose Registrable Securities are included or required to be included in such registration statement are granted the same rights, benefits, liquidated or other damages and indemnification granted to other holders of Registrable Securities included in such registration statement. Notwithstanding anything to the contrary herein, the registration rights granted hereunder to the holders of Registrable Securities shall not be applicable for such times as such Registrable Securities may be sold by the holder thereof without restriction pursuant to Section 144(b)(1) of the 1933 Act without volume limitations. In the event an underwriter of the aforedescribed registration statement objects to the inclusion of Registrable Securities in the registration statement or the application of Rule 415 under the 1933 Act prevents the inclusion of all the Registrable Securities in such registration statement, then priority shall be given to Ordinary Shares issuable to the Company's Class B Preferred Shares issued pursuant to the Senior Secured Subscription Agreement, then to Ordinary Shares issuable pursuant to the Preferred Shares issued in connection with this Agreement, and lastly to Ordinary Shares issuable pursuant to Preferred Shares issued in connection with the Unsecured Notes Exchange Agreement. In no event shall the liability of any holder of Registrable Securities or permitted successor in connection with any Registrable Securities included in any such registration statement be greater in amount than the dollar amount of the net proceeds actually received by such holder upon the sale of the Registrable Securities sold pursuant to such registration or such lesser amount applicable to other holders of securities included in such registration statement. All expenses incurred by the Company in complying with Section 11.3, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the NASD or FINRA, transfer taxes, and fees of transfer agents and registrars, are called "Registration Expenses." All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called "Selling Expenses." The Company will pay all Registration Expenses in connection with the registration statement under Section 11.3. Selling Expenses in connection with each registration statement under Section 11.3 shall be borne by the holder and will be apportioned among such holders in

proportion to the amount of Registrable Securities included therein for a holder relative to all the Securities included therein for all selling holders, or as all holders may agree.

11.4 Right of Participation. Subject to the rights of the holders of Senior Secured Notes, until eighteen months after the Closing Date, the Noteholders shall be given not less than ten business days prior written notice of any proposed sale by the Company of its Ordinary Shares or other securities or equity linked debt obligations (each an "Offered Security"), except for the Excepted Issuances (defined below). The Noteholders who exercise their rights pursuant to this Section 11.4 shall have the right during the ten business days following receipt of the notice to purchase up to all of such Offered Security in accordance with the terms and conditions set forth in the notice of sale, in the same proportion to each other as the principal amount of 2009 Secured Notes received in the Exchange. In the event such terms and conditions are modified during the notice period, the Noteholders shall be given prompt notice of such modification and shall have the right during the ten business days following the notice of modification to exercise the right to participate in such offering. "Excepted Issuances" shall mean (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company's issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company's issuance of Ordinary Shares or the issuances or grants of options to purchase Ordinary Shares to employees, directors, and consultants, pursuant to plans or arrangements described on Schedule 11.4, (iv) securities issuable upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement and described on Schedule 11.4, and (v) as a result of the conversion of Preferred Shares.

12. Waivers and Modification; Termination of Certain Agreements. Anything to the contrary notwithstanding in the Secured Note Subscription Agreement, the Secured Notes, the Guaranty dated as of May 8, 2008 entered into by CCL for the benefit of the Collateral Agent (as referenced therein) and the Noteholders (the "**2008 Guaranty**") and/or the agreements delivered therewith, the Noteholders and the Collateral Agent (as defined in each of the 2008 Security Agreement and the 2008 Guaranty; such Collateral Agent shall be referred to in this Agreement as the "**2008 Collateral Agent**") hereby:

(a) agree and to the extent same constitute waivers under the foregoing, do hereby waive effective as of Closing :

(i) any default or Event of Default under the Secured Notes, the Secured Note Subscription Agreement or the Security Agreement, dated May 8, 2009, by and between the Company and the 2008 Collateral Agent (the "**2008 Security Agreement**") or Section 9 of this Agreement arising with respect to the issuance of the Senior Secured Notes or the Company's Series B Preferred Shares to the Subscribers, the 2009 Unsecured Notes to the holders of the Unsecured Notes, or the issuance of Preferred Shares pursuant to this Agreement or the Unsecured Notes Exchange Agreement; and

(ii) any default or Event of Default existing as of the date of this Agreement under the Secured Notes, the Secured Note Subscription Agreement, the 2008 Guaranty, the 2008 Security Agreement and/or any of the agreements delivered therewith; and

(b) agree that effective as of Closing that:

(i) the Noteholders, the 2008 Collateral Agent and the Company hereby terminate the Secured Notes, the Secured Note Subscription Agreement, the 2008 Security Agreement, the 2008 Guaranty and the Collateral Agent Agreement entered into in connection therewith; and

(ii) the Company no longer has any obligation to issue and the Noteholders no longer have the right to receive "**Incentive Shares**" as described in section 2 of the Secured Note Subscription Agreement; and

(iii) the Noteholders and the 2008 Collateral Agent hereby irrevocably discharge the Company and CCL of all of the obligations of the Company and CCL relating to the Secured Notes, the Secured Note Subscription Agreement, the 2008 Security Agreement, the 2008 Guaranty and the related documents, and acknowledge and agree that the Secured Notes shall be deemed to have been repaid in full by the Company by virtue of the Exchange. Each of the Noteholders and the 2008 Collateral Agent (a) hereby release any Lien and security interests that the Company or CCL may have granted to it pursuant to the Secured Note Subscription Agreement, the 2008 Security Agreement and/or any related document and (b) will promptly terminate all of the existing Liens and security interests that have been granted by the Company under the Secured Note Subscription Agreement, the 2008 Security Agreement and related documents.

13. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours), or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: China Cablecom Holdings, Ltd., Unit 3309-3310, 1 Grand Gateway, 1 Hongqiao, Shanghai, 200030, PRC, Attn: Pu Yue, CEO, fax number: (917) 591-8839, with a copy by fax only to: Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, Attn: Mitchell S. Nussbaum, Esq., fax number: (212) 504-3013, and (ii) if to the Noteholder, to: the one or more addresses and fax numbers indicated on the signature pages hereto, with an additional copy by fax only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, fax number: (212) 697-3575.

(b) Entire Agreement; Assignment. This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by the Company and Noteholders who collectively constitute the consent of the Noteholders. Neither the Company nor the Noteholders have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Noteholders.

(c) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(d) Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principals

that would result in the application of the substantive law of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e) Specific Enforcement, Consent to Jurisdiction. The Company and Noteholder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 13(d) hereof, each party hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f) Independent Nature of Noteholders. The Company acknowledges that the obligations of each Noteholder under the Transaction Documents are several and not joint with the obligations of any other Noteholder, and no Noteholder shall be responsible in any way for the performance of the obligations of any other Noteholder under the Transaction Documents. The Company acknowledges that each Noteholder has represented that the decision of each Noteholder to purchase Securities has been made by such Noteholder independently of any other Noteholder and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Noteholder or by any agent or employee of any other Noteholder, and no Noteholder or any of its agents or employees shall have any liability to any other Noteholder (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Noteholder pursuant hereto or thereto shall be deemed to constitute the Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Noteholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Noteholder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Noteholder to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that it has elected to provide all Noteholders with the same terms and

Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Noteholders. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Noteholders are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(g) Damages. In the event the Noteholder is entitled to receive any liquidated damages pursuant to the Transactions, the Noteholder may elect to receive the greater of actual damages or such liquidated damages.

(h) Consent. As used in the Agreement, "consent of the Noteholders" or similar language means with respect to matters relating to the Notes, the consent of holders of more than 50% of the outstanding principal amount of the Secured Notes, and with respect to matters relating to the Preferred Shares, the consent of holders of more than 50% of the total of the Preferred Shares owned by Noteholders, in each case on the date consent is requested.

(i) Equal Treatment. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the Noteholders and their permitted successors and assigns.

(j) Maximum Payments. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Noteholder and thus refunded to the Company.

(k) Calendar Days/Business Days. All references to "days" in the Transaction Documents shall mean calendar days unless otherwise stated. The terms "business days" and "trading days" shall mean days that the New York Stock Exchange is open for trading for three or more hours. Time periods and notices in all of the Transaction Documents shall be determined as if the relevant action, calculation or time period were occurring in New York City. Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

(l) Maximum Liability. In no event shall the liability of any Noteholder or permitted successor hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Noteholder upon the sale of 2009 Secured Notes, Conversion Shares or Preferred Shares.

(m) Captions: Certain Definitions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. As used in this Agreement the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(n) Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(o) Successor Laws. References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms. A successor rule to Rule 144(b)(1) shall include any rule that would be available to a non-Affiliate of the Company for the sale of Ordinary Shares not subject to volume restrictions and after a six month holding period.